Exhibit l5

                   LETTER RE UNAUDITED INTERIM

                      FINANCIAL INFORMATION

                           __________




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Boston Edison Company Registration on Form S-8


     We are aware that our reports dated April 27, July 22 and October 28, 1993 on our reviews of the interim financial information of Boston Edison Company for the periods March 31, June 30 and September 30, 1993, included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.



                         COOPERS & LYBRAND


Boston, Massachusetts
January 27, 1994